Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marchex, Inc. (the “Company”) of our report dated March 31, 2021, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to discontinued operations), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

December 22, 2021